Exhibit 99.1

Press Release-DRAFT

Inova Secures Two Contracts Valued at $1.37 million

Santa Monica, CA July 20, 2009. Inova Technology (“INVA”), through its subsidiary Desert Communications, has executed two new contracts with Midland independent School District totaling over $1,374,000.  The agreement is for network electronics and installation.  The project is fully funded by a combination funds from the Federal Government’s Erate program and the funds from the school district itself. Work on the project is expected to commence in September 2009 and be completed during the 2009-2010 school year.

“We are thrilled to be able to win this project and assist Midland ISD to improve their IT infrastructure and look forward to developing future projects together.  Additionally, we have a pipeline of other similar opportunities and we are working very hard to secure as many opportunities as possible.”, said CEO, Mr. Adam Radly.

About Inova Technology

Inova Technology, Inc. (INVA) is an enterprise level Information Technology solutions provider specializing in providing RFID solutions, wireless networking, storage and security technology solutions and IT professional services. Our objective is to implement and optimize solutions for our clients with best of breed technology and the best possible service.  INVA has two complimentary business units, one providing RFID solutions and the other providing network solutions.

For more information please visit the company website at: http://www.invoatechnology.com or contact our Investor Relations Firm, Issuers Capital Advisors, LLC at 480-366-5930 or info@issuerscap.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward-looking matters discussed in this news release are subject to certain risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, uncertainties related to corporate partners or third-parties, product liability, the dependence on third parties for manufacturing and marketing, patent risk, copyright risk, competition, and the early stage of products being marketed or under development, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.